Exhibit 99.1

PRESS RELEASE
3/18/24
Carlisle Companies to Acquire MTL Holdings, a Leader in Edge Metal and Non-Insulated Architectural Wall Systems
•Acquisition is consistent with Vision 2030 strategy to acquire superior building envelope products and solutions within Carlisle’s existing core
•MTL’s track record of above market growth for pre-fabricated edge metal driven by the same strong trends seen in Carlisle’s existing core businesses, and an unwavering commitment to the same superior customer focus as found in the Carlisle Experience
•Meaningful cost synergies of $13 million expected within the first three years
•A strong management team in place ready to continue MTL’s momentum and help to drive future growth of Carlisle’s architectural metals business
•Establishes Carlisle as an industry leader in the $4B architectural metal segment, adding approximately $0.60 of adjusted EPS in 2025
SCOTTSDALE, ARIZONA, March 18, 2024 - Carlisle Companies Incorporated (NYSE: CSL) today announced that it has entered into a definitive agreement to acquire MTL Holdings (“MTL”) from GreyLion Partners, a leading U.S. private equity firm. MTL is a leading provider of pre-fabricated edge metal for commercial roofing systems. Under the terms of the agreement, Carlisle will purchase MTL for $410 million in cash. The purchase price represents 8.7x on MTL’s adjusted EBITDA for the twelve months ending February 29, 2024, inclusive of run-rate cost synergies and net of the $43 million tax step up benefit provided by the transaction.
MTL is widely recognized as a best-in-class provider of high-performance, pre-fabricated perimeter edge metal systems and non-insulated architectural metal wall systems for commercial, institutional, and industrial buildings. Its premium portfolio is comprised of a well-balanced assortment of complementary pre-fabricated edge metal products under the flagship brands of Metal-Era and Hickman. MTL’s portfolio includes non-insulated aluminum composite material (ACM) architectural wall panels under the Citadel brand. MTL establishes Carlisle as one of the industry’s most comprehensive providers of architectural metal products, including “roof-to-grass” color coordinated metal building envelope solutions. MTL generated revenue of $132 million for the twelve months ended February 29, 2024.
Chris Koch, Chair, President and Chief Executive Officer, said, “The acquisition of MTL is consistent with Vision 2030 and our intent to build on our strategic pivot to a pure-play building products company with increased investment in innovation, a continued emphasis on synergistic M&A, attracting and retaining top talent, and fulfilling our sustainability commitments. By acquiring MTL and leveraging the Carlisle Operating System across the business, I am confident that we will create significant value for all our stakeholders. We look forward to welcoming Tony Mallinger and MTL’s talented team to Carlisle.”
The acquisition is expected to generate cost synergies of approximately $13 million within the first three years, and be approximately $0.60 accretive to adjusted EPS in the first full fiscal year.
The acquisition, which is subject to customary closing conditions, is expected to close in the second quarter of 2024.

Dorsey & Whitney LLP served as legal counsel to Carlisle. William Blair & Company LLC served as exclusive financial advisor and Latham & Watkins LLP served as legal counsel to MTL.
Forward-Looking Statements
This press release contains forward-looking statements, including those with respect to the acquisition of MTL, our ability to achieve expected cost synergies from the acquisition, our ability to realize transaction tax benefits, our ability to integrate MTL after the closing, and the anticipated timing of the closing of the transaction. These statements represent only Carlisle’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of Carlisle’s control. Actual results could differ materially from those reflected in this press release for various reasons, including the failure of the parties to meet or waive closing conditions and the failure to receive required regulatory approvals. Carlisle disclaims any obligation to update forward-looking statements except as required by law.
Non-GAAP Measures
This press release also contains references to adjusted EPS and adjusted EBITDA, neither of which are recognized under U.S. generally accepted accounting principles. Carlisle believes that adjusted EPS and adjusted EBITDA are useful to investors because they allow for comparison to prior periods without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. As a result, the Company believes that these measures enhance the ability of investors to analyze trends in business and evaluate performance relative to peer companies. The Company is not providing reconciliations for these forward-looking non-GAAP financial measures because the Company is unable to predict with reasonable certainty the ultimate outcome of adjusted items without unreasonable efforts. These items are uncertain, depend on various factors and could be material to financial results computed in accordance with GAAP.
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials ("CCM") and Carlisle Weatherproofing Technologies ("CWT") – and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System ("COS"), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050. Learn more about Carlisle at www.carlisle.com.
Contact:     Mehul Patel
        Vice President, Investor Relations
        Carlisle Companies Incorporated
        (310) 592-9668
mpatel@carlisle.com